Exhibit 21

SUBSIDIARIES OF METHODE ELECTRONICS, INC.

Subsidiary (1)	Jurisdiction of Incorporation

ABAS, Inc.	Delaware
Advanced Molding and Decoration S.A. de C.V.	Mexico
Automotive Safety Technologies, Inc.	Delaware
CE Thermal Systems, LLC	Delaware
Dabir Surfaces, Inc.	Delaware
Duel Systems, Inc.	Delaware
Eetrex, Inc.	Colorado
Hetronic International, Inc.	Delaware
Hetronic Italy S.R.L.	Italy
Hetronic Midwest, LLC	Delaware
Hetronic Swiss AG	Switzerland
Hetronic USA, Inc.	Delaware
IRU Resources S.A. De C.V.	Mexico
KBA, Inc.	Delaware
Magna-Lastic Devices, Inc.	Delaware
Methode Development Company	Delaware
Methode Data Solutions Group Europe, Ltd	Malta
Methode Electronics Asia Pte, Ltd.	Singapore
Methode Electronics Connectivity Technologies, Inc.	Delaware
Methode Electronics Far East Pte., Ltd.	Singapore
Methode Electronics India, Private Ltd.	India
Methode Electronics International GmbH	Germany
Methode Electronics Malta Holdings Ltd	Malta
Methode Electronics Malta Ltd.	Malta
Methode Electronics Mediterranean	Malta
Methode Electronics Middle East, S.A.L.	Lebanon
Methode Electronics (Shanghai) Co. Ltd.	China
Methode Electronics U.K. Ltd.	United Kingdom
Methode Mexico, S.A. de C.V.	Mexico
Methode Surface Treatment (Zhenjiang), Co., Ltd.	China
Samaya Electronics Egypt, Ltd.	Egypt
TouchSensor Technolgies, L.L.C.	Delaware
Trace Laboratories, Inc.	Delaware

(1) All subsidiaries are 100% owned, except Eetrex, Hetronic Midwest and Hetronic Swiss which are 90%, 40% and 67%, respectively, owned.